VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL YEAR 2025 RESULTS

First quarter consolidated net revenues totaled $80.6 million, compared to $94.4 million last year

Strong balance sheet, with cash and cash equivalents of $55.2 million, no debt, and year-over-year inventories down over 12%

First quarter net loss totaled ($8.1) million, or ($0.26) per diluted share, compared to a net loss of ($4.7) million, or ($0.15) per diluted share, last year

First quarter non-GAAP net loss totaled ($6.5) million, or ($0.21) per diluted share, compared to a non-GAAP net loss of ($2.6) million, or ($0.09) per diluted share, last year

Management reconfirms guidance for fiscal year ending February 1, 2025

FORT WAYNE, Ind., June 12, 2024 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the first quarter of the fiscal year ending February 1, 2025 (“Fiscal 2025”).

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

First Quarter Comments

“Our team continues to diligently work on Project Restoration, our strategic plan to drive long-term profitable growth, by addressing the consumer, brand, product, and channel components of both of our brands,” noted Jackie Ardrey, Chief Executive Officer of the Company. “After more than a year of foundational work on Project Restoration, we are very excited about the customer-facing changes that we will unveil in mid-July 2024, particularly related to our elevated Vera Bradley brand marketing, product, store design, and website. As anticipated, economic and pre-transformation headwinds continue to affect first half results as we prepare for our July launch, and we expect to bear the fruits of Project Restoration in the second half. Through these turnaround efforts, we are pivoting the organization toward a bright future.”

“For the first quarter, Vera Bradley Direct revenues fell 4%, primarily related to continued traffic challenges in our outlet channel,” Ardrey continued. “We are seeing the impact of reduced visits and spending across all household incomes and channels at Vera Bradley, especially in the under $75,000 households, where we have high penetration in our outlets. Full-line store and ecommerce revenues were down modestly, with results boosted by the shift of our annual outlet sale in Fort Wayne to the first quarter this year from the second quarter last year, as well as our recently launched online outlet store, which has been successfully driving revenue and new customer acquisition. In the quarter, customers responded to several of our latest product collaborations and to our newer, but limited quantity, product offerings such as leather and beaded bags. Overall, however, customers continued to be more discriminating with their discretionary spending in light of the macroeconomic environment. On the Vera Bradley Indirect side, revenues fell 25%, as our wholesale partners were cautious with inventory buys as they awaited our new launch products in the second quarter, and as a large off-price order shifted into the second quarter this year from the first quarter last year.

“Pura Vida year-over-year first quarter sales declined 37%, an expected continuation of prior quarter trends, primarily related to decreases in ecommerce and wholesale revenues. As anticipated, focus on marketing efficiency and a reduced marketing spend, amidst a substantially higher cost environment, decreased ecommerce performance. As a result, Pura Vida continues to focus on diversifying its marketing allocation to other channels. Wholesale revenues were down, against a strong performance last year, as our partners were more discriminating in their purchases. The Pura Vida team also continues to diligently manage expenses.”

Ardrey added, “We continued to improve our already-strong balance sheet, increasing our year-over-year cash position while continuing to strategically reduce our inventory levels. We believe in the value of a strong balance sheet as we support our Project Restoration initiatives while navigating an uncertain economic and retail environment.”

Project Restoration

Ardrey noted, “Through Project Restoration, we are taking targeted and prudent actions to stabilize and then grow revenues, built upon a foundation of strong business discipline, a highly-engaged team, a strong balance sheet, and a robust technology platform. Through Project Restoration, we are driving substantial change in nearly every aspect of the business, and we believe execution will deliver long-term value to our shareholders. Most of our work is focused on our largest brand, Vera Bradley.

“At Vera Bradley, we are reintroducing our iconic brand to the market in mid-July. We are carefully coordinating the launch of new and elevated products, updated branding and marketing, renovated stores and modernized in-store displays, and our improved web experience. We are seeing several green shoots in the business, like positive response to our new products by the wholesale channel and other partners, and our customers’ reaction to limited-quantity product introductions, like leather and beaded bags.
•For the Consumer: We are focusing on restoring brand relevancy, targeting casual and feminine 35 to 54 year old women who value both fashion and function. Our focus on this age group led us in search of data to understand where and how she shops, and our work on this initiative was informed by consumer research and current perceptions of the brand from both buyers and non-buyers. We are using this data to target new customers and embark on new partnerships, licensing deals, and collaborations to extend our reach. We believe we have the ability to engage new customers while retaining our current fans through product innovations and new marketing campaigns designed to inspire joy and connection.
•For the Brand: We are strategically marketing our distinctive and unique position as a feminine, fashionable brand that connects with consumers on a deep, emotional level. Vera Bradley is a strong brand, with high recognition, and we are going to make it even stronger by investing more into strategic marketing initiatives. We are refocusing our marketing and elevating our creative efforts through a comprehensive plan that includes not only digital and other traditional marketing, but public relations and store initiatives. We are also excited about our new celebrity partnership and new relationships with other influencers that we will announce beginning in July. All of these efforts are designed to drive interest and gain new customers.
•For the Product: We have elegantly redesigned our product assortment for a more modern customer and her needs, while retaining the elements that have classically defined Vera Bradley. Updated assortments will feature a sharper category focus; more relevant silhouettes and designs with a focus on artistry; fabric diversity with a focus on preferred fibers and higher quality, softer fabrics and performance materials; clear product architecture within a good-better-best pyramid; expansion of solids, complementary to our updated patterns and prints; and clearer differentiation between full-line and outlet channel offerings.
•For the Channel: We are building a balanced multi-channel structure that allows customers to shop when, where, and how they want to shop. Through strong expense discipline and continuing rent renegotiations which have improved profitability, we see an opportunity to expand our full-line store footprint over time, beginning with the addition of three new stores this year. Updates to our full-line stores with elevated products, new branding, and an improved shopping experience will help further differentiate these stores from our outlet stores. In the outlet channel, where the majority of stores are highly profitable, we are focused on assuring our stores are in high-traffic, productive locations and strategically repositioning those stores that are not. We expect to add approximately six new outlet locations this year, offset by the exit of four to six underperforming stores over the next 12-18 months. Maintaining brand-right wholesale relationships is key for our brand, and we are actively working to form new specialty retail partnerships where we know our customer is shopping. Existing wholesale partners have expressed enthusiasm for our new product offerings. Finally, we will also accelerate our digital-first focus and online reach through the July relaunch of verabradley.com, featuring elevated creative elements and a meaningfully enhanced online shopping experience.

“At Pura Vida, we are shifting our long-term focus to delivering profitability through cost control and gross margin expansion, while balancing the ecommerce business with wholesale partnerships and retail stores.
•For the Consumer: We are sharpening our focus on 18 to 24 year olds. Based on our research, we are shifting our marketing strategy to increase appeal to Gen Z.
•For the Brand: We are recentering our brand ethos on “living life to the fullest,” sharing real moments, places, and faces in our marketing campaigns. We are also investing in new tools to improve the ecommerce site experience and conversion and make our promotions more strategic and targeted. We are continuing to diversify our marketing spend and are making additional efforts to retain customers.
•For the Product: We are focusing on delivering unique, fun, playful designs that are affordable and accessible with a dominant emphasis on bracelets and jewelry, as well as other strategic, adjacent categories. We will continue to innovate, and our upcoming launches include a DIY bead box, our stretch bracelet collection, and our ever-popular Shark Week products.
•For the Channel: We continue to have a strong focus on restoring profitable e-commerce growth, as well as strategic growth of wholesale. Additionally, our success in retail stores has driven us to find new store locations. We opened a new Pura Vida store in Destin, Florida in May and expect to open an additional location later this year.”

Summary of Financial Performance for the First Quarter

Consolidated net revenues totaled $80.6 million compared to $94.4 million in the prior year first quarter ended April 29, 2023.

For the current year first quarter, Vera Bradley’s consolidated net loss totaled ($8.1) million, or ($0.26) per diluted share. These results included $1.6 million of net after tax charges, comprised of $0.6 million for one-time vendor charges, $0.5 million for the amortization of definite-lived intangible assets, $0.3 million of severance charges, and $0.2 million of consulting and professional fees primarily associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s current year consolidated first quarter net loss totaled ($6.5) million, or ($0.21) per diluted share.

For the prior year first quarter, Vera Bradley, Inc.’s consolidated net loss totaled ($4.7) million, or ($0.15) per diluted share. These results included $2.0 million of net after tax charges, comprised of $1.4 million of severance charges, $0.5 million for the amortization of definite-lived intangible assets, and $0.1 million of consulting and professional fees primarily associated with cost saving and strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s prior year consolidated first quarter net loss totaled ($2.6) million, or ($0.09) per diluted share.

First Quarter Details

Current year first quarter Vera Bradley Direct segment revenues totaled $56.4 million, a 4.2% decrease from $58.9 million in the prior year first quarter, a sequential quarter-over-quarter rate of change improvement in Direct segment revenues. Comparable sales declined 9.6% in the first quarter, primarily driven by weakness in the outlet channel. The Company permanently closed six full-line stores and opened one outlet store over the last twelve months.

Vera Bradley Indirect segment revenues totaled $11.5 million, a 25.0% decrease from $15.4 million in the prior year first quarter. The decrease was primarily related to lower sales to certain specialty partners and key accounts, as well as the timing of a large off-price order, shifting to the second quarter this year from the first quarter last year.

Pura Vida segment revenues totaled $12.7 million, a 37.0% decrease from $20.1 million in the prior year first quarter, primarily due to declines in ecommerce and wholesale sales.

First quarter consolidated gross profit totaled $41.9 million, or 52.0% of net revenues, compared to $51.7 million, or 54.8% of net revenues, in the prior year first quarter. On a non-GAAP basis, consolidated gross profit totaled $42.7 million, or 53.0% of net revenues, for the current quarter. The current year gross profit rate was negatively impacted by the shift of the Company’s annual outlet sale to the first quarter from the second quarter last year, partially offset by lower shipping and freight costs.

Consolidated SG&A expense totaled $53.8 million, or 66.7% of net revenues, for the quarter, compared to $58.5 million, or 62.0% of net revenues, for the prior year first quarter. On a non-GAAP basis, consolidated SG&A expense totaled $52.4 million, or 65.0% of net revenues, for the current quarter, compared to $55.6 million, or 58.9% of net revenues, for the prior year first quarter. Vera Bradley’s current year non-GAAP SG&A expenses were lower than the prior year primarily due to cost reduction initiatives and a reduction in variable-related expenses, including marketing, related to lower sales volume.

The Company’s first quarter consolidated operating loss totaled ($11.4) million, or (14.2%) of net revenues, compared to an operating loss of ($6.4) million, or (6.8%) of net revenues, in the prior year first quarter. On a non-GAAP basis, the consolidated operating loss totaled ($9.3) million, or (11.5%) of net revenues, compared to ($3.5) million, or (3.7%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct’s first quarter operating income was $4.0 million, or 7.1% of Direct net revenues, compared to operating income of $7.3 million, or 12.5% of Direct net revenues, in the prior year. On a non-GAAP basis, Vera Bradley Direct’s current year first quarter operating income was $4.9 million, or 8.6% of Direct net revenues, compared to $7.7 million, or 13.0% of Direct net revenues, in the prior year.
•Vera Bradley Indirect’s first quarter operating income was $3.8 million, or 33.2% of Indirect net revenues, compared to $4.7 million, or 30.6% of Indirect net revenues, in the prior year.
•Pura Vida’s first quarter operating loss was ($1.2) million, or (9.5%) of Pura Vida net revenues, compared to operating income of $1.6 million, or 7.8% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year first quarter operating loss was ($0.3) million, or (2.0%) of Pura Vida net revenues, compared to operating income of $2.3 million, or 11.4% of Pura Vida net revenues, in the prior year.

Balance Sheet

Net capital spending for the first quarter totaled $0.9 million compared to $0.8 million in the prior year.

Cash and cash equivalents as of May 4, 2024 totaled $55.2 million compared to $25.3 million at the end of last year’s first quarter. The Company had no borrowings on its $75 million ABL credit facility at quarter end.

Total quarter-end inventory was $125.2 million, down 12% from $142.7 million at the end of last year’s first quarter. Total current year inventory was lower than the prior year primarily due to reduced year-over-year inventory purchases as the Company prepares for its July relaunch and reduced inbound shipping cost and overhead expenses.

During the first quarter, the Company repurchased approximately $6.3 million of its common stock (approximately 1.0 million shares at an average price of $6.62). Approximately $19.2 million remains under the Company’s $50.0 million repurchase authorization that expires in December 2024.

Forward Outlook

Ardrey noted, "We continue to anticipate economic and pre-transformation headwinds in the first half of this year followed by business acceleration in the second half. We continue to operate in a turbulent environment along with this being a rebuilding year for the Company, as Project Restoration enters a customer-facing phase mid-year. Meanwhile, we continue to take advantage of gross margin improvement opportunities and are managing our expense structure diligently.”

Management is reconfirming its non-GAAP diluted earnings per share estimate range for Fiscal 2025 based on first quarter performance, current macroeconomic trends and expectations, and implementation of components of Project Restoration.

Excluding net revenues, all guidance-related numbers referenced below are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP as they exclude the previously disclosed charges for intangible asset impairment charges, amortization of definite-lived intangible assets, severance charges, and professional and consulting fees primarily associated with strategic initiatives. Current year guidance also excludes any similar charges as well as one-time vendor charges. Fiscal 2024 represented a 53-week year; Fiscal 2025 represents a 52-week year.

For Fiscal 2025, the Company’s expectations are as follows:
•Consolidated net revenues of $460 to $480 million. Net revenues totaled $470.8 million in Fiscal 2024, including the estimated impact of a 53rd week of $6.0 million. We expect Vera Bradley brand sales to grow by low-single digits for the year, with accelerating sales in the second half as we launch our new products, branding, and marketing. We anticipate Pura Vida brand sales will decline in the mid-teen range as we continue to manage the business for profitability by addressing marketing efficiencies impacting ecommerce sales, partially offset by increased retail sales.
•A consolidated gross profit percentage of 54.0% to 55.0% compared to 54.5% in Fiscal 2024. The fiscal 2025 gross profit rate is expected to be relatively flat to last year due to product margin improvements and lower supply chain costs, offset by increased shipping costs.
•Consolidated SG&A expense of $229 to $239 million compared to $234.7 million in Fiscal 2024. Year-over-year SG&A expenses are expected to be relatively flat to last year, related to incremental marketing investment intended to drive sales and accelerate customer file growth, offset by Company-wide expense reductions and lower Pura Vida expenses.
•Consolidated operating income of $21.0 to $24.5 million compared to $22.6 million in Fiscal 2024.
•Consolidated diluted EPS of $0.54 to $0.62 based on diluted weighted-average shares outstanding of 30.1 million and an effective tax rate of approximately 28%. Diluted EPS totaled $0.55 last year, including the estimated impact of a 53rd week of $0.01.
•Free cash flow of approximately $10 million compared to $44.2 million in Fiscal 2024.
•Net capital spending of approximately $12 to $14 million compared to $3.8 million in the prior year, reflecting investments associated with new and remodeled stores as well as technology and logistics enhancements.

Non-GAAP Numbers

The current year non-GAAP first quarter income statement numbers referenced above exclude the previously outlined one-time vendor charges, intangible asset amortization, severance charges, and consulting and professional fees. The prior year non-GAAP first quarter income statement numbers referenced above exclude the previously outlined intangible asset amortization, severance charges, and consulting and professional fees.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash usage; gross profit; selling, general, and administrative expenses; operating loss; net loss; and diluted net loss per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 12, 2024, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code 13742954. A replay will be available shortly after the conclusion of the call and remain available through June 26, 2024. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13742954.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com and outlet.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,450 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley
jbentley@verabradley.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 4, 2024	February 3, 2024	April 29, 2023
Assets
Current assets:
Cash and cash equivalents	$55,195	$77,303	$25,338
Accounts receivable, net	17,873	17,112	20,241
Inventories	125,180	118,278	142,742
Income taxes receivable	3,861	461	4,167
Prepaid expenses and other current assets	16,321	12,803	15,108
Total current assets	218,430	225,957	207,596
Operating right-of-use assets	64,434	66,488	75,148
Property, plant, and equipment, net	53,137	54,256	57,791
Intangible assets, net	6,844	7,573	15,189
Deferred income taxes	19,946	20,355	21,089
Other assets	5,898	6,157	3,117
Total assets	$368,689	$380,786	$379,930
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,734	$14,155	$16,536
Accrued employment costs	9,069	12,944	10,356
Short-term operating lease liabilities	18,172	18,452	20,280
Other accrued liabilities	14,025	12,070	13,425
Income taxes payable	—	640	390
Total current liabilities	63,000	58,261	60,987
Long-term operating lease liabilities	59,731	62,552	71,870
Other long-term liabilities	42	44	81
Total liabilities	122,773	120,857	132,938
Shareholders’ equity:
Additional paid-in-capital	113,038	112,590	110,753
Retained earnings	274,346	282,467	269,950
Accumulated other comprehensive loss	(64)	(72)	(115)
Treasury stock	(141,404)	(135,056)	(133,596)
Total shareholders’ equity	245,916	259,929	246,992
Total liabilities and shareholders’ equity	$368,689	$380,786	$379,930

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net revenues	$80,603	$94,362
Cost of sales	38,694	42,613
Gross profit	41,909	51,749
Selling, general, and administrative expenses	53,781	58,506
Other income, net	442	371
Operating loss	(11,430)	(6,386)
Interest income (expense), net	603	(32)
Loss before income taxes	(10,827)	(6,418)
Income tax benefit	(2,706)	(1,739)
Net loss	$(8,121)	$(4,679)

Basic weighted-average shares outstanding	30,660	30,794
Diluted weighted-average shares outstanding	30,660	30,794

Basic net loss per share	$(0.26)	$(0.15)
Diluted net loss per share	$(0.26)	$(0.15)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Cash flows from operating activities
Net loss	$(8,121)	$(4,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	1,935	2,086
Amortization of operating right-of-use assets	4,689	5,341
Amortization of intangible assets	729	729
Provision for doubtful accounts	31	38
Stock-based compensation	804	691
Deferred income taxes	409	1,027
Other non-cash loss, net	14	26
Changes in assets and liabilities:
Accounts receivable	(792)	1,826
Inventories	(6,902)	(467)
Prepaid expenses and other assets	(3,259)	(98)
Accounts payable	7,589	(3,794)
Income taxes	(4,040)	(3,024)
Operating lease liabilities, net	(5,736)	(4,763)
Accrued and other liabilities	(1,899)	(3,694)
Net cash used in operating activities	(14,549)	(8,755)
Cash flows from investing activities
Purchases of property, plant, and equipment	(863)	(818)
Cash paid for business acquisition	—	(10,000)
Net cash used in investing activities	(863)	(10,818)
Cash flows from financing activities
Tax withholdings for equity compensation	(356)	(942)
Repurchase of common stock	(6,348)	(732)
Net cash used in financing activities	(6,704)	(1,674)
Effect of exchange rate changes on cash and cash equivalents	8	(10)
Net decrease in cash and cash equivalents	$(22,108)	$(21,257)
Cash and cash equivalents, beginning of period	77,303	46,595
Cash and cash equivalents, end of period	$55,195	$25,338

Vera Bradley, Inc.
First Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 4, 2024
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss	$(8,121)
One-time vendor charges (1)	747
Amortization of definite-lived intangible assets(2)	729
Severance(3)	436
Consulting fees(2)	260
Income tax adjustments(4)	(592)
Net loss - Non-GAAP	(6,541)
Diluted net loss per share - Non-GAAP	$(0.21)
(1) Recorded in cost of goods sold
(2) Recorded in selling, general, and administrative expenses
(3) $383 recorded in selling, general, and administrative expenses and $53 recorded in cost of goods sold
(4) Related to the tax impact of the charges mentioned above

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$3,993	3,826	$(1,202)	$(18,047)	$(11,430)
One-time vendor charges	747	—	—	—	747
Amortization of definite-lived intangible assets	—	—	729	—	729
Severance	135	8	—	293	436
Consulting fees	—	—	222	38	260
Operating income (loss) - Non-GAAP	$4,875	$3,834	$(251)	$(17,716)	$(9,258)

Vera Bradley, Inc.
First Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended April 29, 2023
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss	$(4,679)
Severance(1)	1,989
Amortization of definite-lived intangible assets(1)	729
Professional and consulting fees(1)	182
Income tax adjustments(2)	(856)
Net loss - Non-GAAP	(2,635)
Diluted net loss per share - Non-GAAP	$(0.09)
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$7,340	4,706	$1,562	$(19,994)	$(6,386)
Severance	342	—	—	1,647	1,989
Amortization of definite-lived intangible assets	—	—	729		729
Professional and consulting fees	—	—	—	182	182
Operating income (loss) - Non-GAAP	$7,682	$4,706	$2,291	$(18,165)	$(3,486)